Exhibit 99.1

Vir Biotechnology announces closing of exclusive worldwide license agreement with Sanofi for multiple potential best-in-class clinical-stage T-Cell engagers

– License of proprietary masking platform further strengthens Vir’s drug discovery capabilities in oncology and infectious disease –

– Strategic agreement expands Vir portfolio with three clinical stage assets in areas of high unmet need –

SAN FRANCISCO, September 09, 2024 – Vir Biotechnology, Inc. (Nasdaq: VIR) today announced that the exclusive worldwide license agreement with Sanofi announced on August 1, 2024, has closed following expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The agreement provides Vir with an exclusive worldwide license to three clinical-stage masked T-cell engagers (TCEs) with potential applications in a range of cancers and exclusive use of the proprietary PRO-XTENTM masking platform for oncology and infectious disease. Key employees from Sanofi with extensive scientific and development expertise in TCEs, and in-depth experience using the PRO-XTEN platform, will join Vir. Further information about the TCEs and their respective development plans will be provided at Vir’s upcoming R&D Day in November.

“The closing of this strategic agreement with Sanofi is a pivotal moment for Vir and a significant opportunity to help address patient unmet needs. We are excited to further advance the masked T-cell engagers in clinical development, bolstering our clinical pipeline and adding near-term value creation opportunities,” said Marianne De Backer, M.Sc., Ph.D., MBA, Vir’s Chief Executive Officer. “Our proven expertise in antibody engineering and clinical development combined with the innovative PRO-XTEN masking platform offers a unique opportunity to discover and develop therapies in oncology and infectious disease.”

The clinical-stage assets Vir is licensing under the agreement are:

•SAR446309 is a dual-masked HER2-targeted TCE in phase 1 clinical study including participants with metastatic treatment resistant HER2+ tumors such as breast and colorectal cancers.
•SAR446329 is a dual-masked PSMA-targeted TCE in phase 1 clinical study including participants with metastatic castration-resistant prostate cancer.
•SAR446368 is a dual-masked EGFR targeted TCE with an active IND. A phase 1 clinical study, which is expected to begin enrollment in the first quarter of 2025, will include participants with EGFR-expressing tumors of various types.

About the PRO-XTENTM Masking Platform
The PRO-XTEN proprietary masking platform can be applied to TCEs, cytokines, and other molecules potentially broadening the therapeutic index (TI) for patients. This technology exploits the high protease activity of the tumor microenvironment (TME) to specifically activate (unmask) drug candidates in tumor tissues. The selective cleavage results in the active molecule being released preferentially in the TME, potentially increasing the TI by minimizing off-target activity and toxicity associated with the systemic immune activation seen with traditional TCEs. Vir has exclusively licensed the PRO-XTEN proprietary masking platform from Sanofi in the fields of oncology and infectious diseases.

About Vir Biotechnology, Inc.
Vir Biotechnology, Inc. is a clinical-stage biopharmaceutical company focused on powering the immune system to transform lives by discovering and developing medicines for serious infectious diseases and cancer. Vir’s clinical-stage portfolio includes infectious disease programs for chronic hepatitis delta and chronic hepatitis B infections, in addition to multiple oncology programs. Vir also has a preclinical portfolio of programs across a range of other infectious diseases and oncologic malignancies. Vir routinely posts information that may be important to investors on its website.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “should,” “could,” “may,” “might,” “will,” “plan,” “potential,” “aim,” “expect,” “anticipate,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Vir’s expectations and assumptions as of the date of this press release. Forward-looking statements contained in this press release include, but are not limited to, statements regarding Vir’s strategy and plans; Vir’s ability to realize the anticipated benefits from the exclusive worldwide license agreement with Sanofi; difficulties or unanticipated expenses in connection with the agreement, and the potential effects on Vir’s earnings; the risk that Vir’s investment in connection with the agreement will lose value for any number of reasons; the ability of the parties to initiate, progress or complete clinical studies within currently anticipated timelines or at all, and the possibility of unfavorable results from studies, including those involving SAR446309, SAR446329 and SAR446368, and any additional programs that may become subject to the agreement; the potential clinical effects, potential benefits, safety and efficacy of the investigational products that are the subject of these programs; data from ongoing studies evaluating such investigational products and programs; Vir’s ability to file applications for regulatory approval or receive regulatory approvals in a timely manner or at all for such investigational products and programs, and the risk that any such approvals may be subject to significant limitations on use; the possibility that the agreement may be terminated for any number of reasons, or that development of the investigational products and programs subject to the agreement may be discontinued, and therefore may never be successfully commercialized; Vir’s ability to successfully commercialize any approved drug products resulting from the agreement; and any assumptions underlying any of the foregoing. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data or results observed during clinical studies or in data readouts; the occurrence of adverse safety events; risks of unexpected costs, delays or other unexpected hurdles; difficulties in collaborating with other companies; successful development and/or commercialization of alternative product candidates by Vir’s competitors; changes in expected or existing competition; delays in or disruptions to Vir’s business or clinical studies due to geopolitical changes or other external factors; failure to achieve any necessary regulatory approvals; and unexpected litigation or other disputes. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical studies may not be indicative of full results or results from later stage or larger scale clinical studies and do not ensure regulatory approval. You should not place undue reliance on these statements, or the scientific data presented. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Media
Arran Attridge
Senior Vice President, Corporate Communications
aattridge@vir.bio

Investors
Richard Lepke
Senior Director, Investor Relations
rlepke@vir.bio